[MET ADVISORS LETTERHEAD]

August 1, 2003

Mr. Iehab J. Hawatmeh President & CEO CirTran Corporation 4125 South 6000 West West Valley City, Utah 84128


Dear Iehab:

This letter agreement is intended to set forth the terms and conditions under which MET Advisors, Inc. ("MET") will identify and provide detailed and in depth information on suitable companies available for acquisition by CirTran, or designated Corporation ("Client") and, assist in the negotiations leading to the possible purchase of said company or companies by Client. MET agrees to maintain and furnish Client on Client's request an accurate list of all submissions to Client under this Agreement identifying the company submitted and the date of submission to Client.

For the services to be executed under this Agreement, Client agrees to pay to MET a Transaction Fee should Client successfully purchase a company or companies introduced to Client by MET.

A. Transaction Fee. MET will be entitled to a "fee" (Transaction Fee) on the completion of an acquisition, merger, joint venture, acquisition, or investment transaction. The transaction fee to be paid in cash shall equal 5% of the total transaction value.
In no event will the transaction fee be less than One Hundred Thousand Dollars ($100,000) upon completion of a transaction.

C. Expenses. The only other cost to the Client will be the out-of-pocket cost of travel, lodging, research and meeting facilities. Such expenses shall be approved in advance by the Client's management, itemized and billed monthly.

                  A Transaction for purposes of this Agreement shall include acquisition, merger, asset sale, or stock sale. Transaction Value, for purposes of this Agreement, shall be defined as, the purchase price paid including but not limited to, any cash, securities, credit arrangement, assets, promissory notes, employment agreements for duties, covenants not to compete, leases, or any other such agreement intended to convey value to the seller, its shareholders, or its associates.

                  If the Transaction is a sale of assets combined with the assumption by the purchaser of liabilities and/or debt, then the Transaction Value shall include the amounts of fixed liabilities and debt. Securities are to be valued at the fair market value thereof on the day preceding the consummation of the Transaction or as otherwise agreed upon by Client and the seller.

                  Client acknowledges that in investigating and evaluating prospective acquisition candidates identified through the efforts of MET it will be relying on the results of its own due diligence review with regard to the accuracy of any and all information and representations provided by said candidate. MET will not undertake to independently verify the information provided and will not make an appraisal of any of the assets of said company. Client acknowledges that the method of ownership transfer will be structured as agreed by Client and the acquisition candidate for their convenience and with the advice of counsel as appropriate; the cost of such counsel and other advisory services and closing expenses will not be an obligation of MET.



     A Professional Intermediary Firm

Page 2, Mr. Iehab J. Hawatmeh, CirTran Corporation            August 1, 2003


                  It is further agreed to and understood that this Agreement applies only to those companies that are not contractual clients of MET. In those instances whereby MET is representing a client for sale, and introduces said client to Client, any and all fees that are due or shall become due will be sole responsibility of the client from whom MET has obtained a sell-side Agreement. MET will prior to introduction, notify Client as to the status of each prospective acquisition candidate and the fee arrangement involved.

                  Client and MET agree that should any controversy or claim arising out of or relating to this agreement, or breach thereof, shall be settled by arbitration, at Los Angeles County, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. Absent good cause, such arbitration shall be held within sixty days (60) days after notice of arbitration is served on either party and the prevailing party shall be entitled to recover its legal fees and costs of arbitration from the other party.

                  This agreement and Authorization Period will commence on the date of Client acceptance of this Agreement, and will continue until terminated, but in no event can this agreement be terminated prior to December 31, 2003.

                  This Agreement shall be binding on, and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors, and assigns. This Agreement shall be construed in accordance with, and governed by the laws of the State of California.

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

                  The waiver or failure of any party to exercise in any respect any right provided for herein shall not be deemed a waiver of any further right hereunder either with respect to the same term or any other, nor shall any waiver or failure of any party to exercise in any respect any right provided for herein be construed, or subject to construction, as precedence for any similar occurrence or set of facts.

IN WITNESS WHEREOF, The parties hereto, intending to be legally bound, have executed this Agreement as of the first date indicated below. We at MET Advisors, Inc. look forward to being of service to you.

Sincerely,

/s/ Mark E. Thomas

Mark E. Thomas
President

CONFIRMED AND ACCEPTED:

/s/ Iehab J. Hawatmeh

Mr. Iehab J. Hawatmeh President & CEO CirTran Corporation



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